BANMILLER TO STEP DOWN AS PAN AM CEO:
                        NEW CHARTER MANAGEMENT ANNOUNCED


         MIAMI, April 22 - David A. Banmmiller, President and CEO of Pan American World Airways, announced today that he will step down from his positions on April 30. He will be available to the company and the Creditors Committee to assist the airling in negotiations with potential investors regarding new capital infusion into a reorganized Pan Am, should the parties wish to engage in such negotiations.

         As Mr. Banmiller removes himself from active management, Robert Mencel, a twenty-year veteran of airline flight operations, will become General Manager and assume all responsibilities for the day-to-day activities of the carrier. Pan Am filed for Chapter 11 bankruptcy protection on February 26 and ceased scheduled services the following day. Since that time it has only been operating charter flights.

         "Pan Am is now positioned successfully as a charter airline and must maintain a minimal cost structure," Mr. Banmiller said. "As part of the effort to shrink the management structure, it became evident to me that this organization must be streamlined based on the relatively modest revenues that are currently being generated. Establishing a General Manager concept in the short term, with minimum executive overhead, is appropriate during the transition. Although my time at Pan Am was brief and I was unable to prevent the bankruptcy filing, I feel confident that the company is now well-positioned as a niche charter entity," he added.

         Pan Am is currently operating two owned Boeing 727-200's for charter flying with 173 seats per aircraft. The airline intends to enter sale/lease back arrangements on these aircraft to generate cash to retire part of the debt owed to NationsBank, Pan Am's largest secured creditor. It is anticipated that additional aircraft will be acquired through leasing as Pan Am grows its charter operations. The airline noted that there is excellent demand for charter services.

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         Mr. Mencel has an extensive background in flight operations and training in addition to being a qualified airline pilot. He joined Carnival Air Lines in April of 1992. In July of 1996 he became Director of Operations and maintained that role after Pan Am's acquisition of the airline in September, 1997.

         Mr. Mencel will manage a staff of approximately 125 employees, including flight crew members, who will oversee Pan Am's charter operations from the airline's Fort Lauderdale maintenance base.